    TRANSITION CONSULTING AND RETIREMENT AGREEMENT

    This Transition Consulting and Retirement Agreement (the “Agreement”) by and between Reza Zadno, PhD (“Executive”) and PROCEPT BioRobotics Corporation, a Delaware corporation (the “Company” and, together with Executive, the “Parties”) is made effective as of the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:
A.    Executive’s employment with the Company will terminate effective upon the Transition Date (as defined below); and

B.    The Company desires to provide for an orderly transition of the Executive’s duties and responsibilities and the Executive desires to assist the Company in realizing an orderly transition.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.Transition Date. Executive and the Company acknowledge and agree that Executive’s status as Chief Executive Officer and as an employee of the Company will end on September 1, 2025 (the “Transition Date”).
2.Consulting.
(a)Consulting Period. During the period (the “Consulting Period”) commencing on the Transition Date and ending on the earliest of (i) eighteen (18) month anniversary of the Transition Date (the “Planned Consulting Period End Date”), (ii) the date the Company terminates Executive’s services for Cause, as defined in Executive’s Amended and Restated Change of Control and Severance Agreement entered into with the Company effective as of September 17, 2021 (the “CIC Agreement”), (iii) the date Executive ceases to provide, or remain available to provide, the Transition Services (as defined below), including as a result of Executive’s death or Disability or (iv) upon a Change in Control, as defined in the Company’s 2021 Equity Incentive Award Plan (the earliest such date, the “Consulting Period End Date”), Executive shall serve as an advisor to the Company and be available to provide transition services to the Company as a consultant (the “Transition Services”) on a non-exclusive, as-needed basis in Executive’s areas of expertise, work experience and responsibility. During the Consulting Period, Executive reaffirms Executive’s commitment to remain in compliance with the Employee Confidential Information and Invention Assignment Agreement between Executive and the Company dated February 4, 2020 (the “Confidentiality Agreement”) which shall be deemed incorporated herein, it being understood that the term “employment” as used in the Confidentiality Agreement shall include the Transition Services during the Consulting Period.
(b)Compensation. In exchange for the performance of the Transition Services during the Consulting Period, and subject to Section 4(d) and Executive’s compliance with the terms and conditions of this Agreement and the Confidentiality Agreement, Executive will continue to vest in shares of common stock of the Company underlying the equity awards held by Executive as of the Transition Date (the “Equity Awards”) in accordance with the terms set forth in the award agreements governing the Equity Awards. Upon the Consulting Period End Date as a result of the occurrence of a Change in Control, death or Disability, the portion of such Equity Awards that are

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solely subject to service-vesting conditions and would have vested through the end of the Planned Consulting Period End Date shall vest and the portion of such Equity Awards that would have vested through the end of the Planned Consulting Period End Date and are subject to performance conditions shall vest as of the end of the applicable performance period based on the applicable Achievement Factor (as defined in the award agreement). Executive acknowledges and agrees that to the extent any option remains unexercised as of the three (3)-month anniversary of the Transition Date, such options shall no longer qualify for favorable tax treatment as “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Executive further acknowledges that any vested options that remains unexercised immediately following the expiration of the three (3)-month anniversary of Executive’s cessation of services (including upon the Consulting Period End Date) shall thereupon terminate.
(c)Benefits. As an independent contractor, Executive understands and agrees that, while performing any services for the Company after the Transition Date, Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual. To the extent that Executive was deemed eligible to participate, as an employee, in any Company benefit plan, he hereby waives his participation.
(d)Independent Contractor Status. Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor. During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. Personal income and self-employment taxes for compensation received from the Company during the Consulting Period shall be the sole responsibility of Executive. Executive agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Executive to make required personal income and self-employment tax payments with respect to such compensation.
3.Final Paycheck; Business Expenses.
(i)Final Paycheck. As soon as administratively practicable on or after the Transition Date, the Company will pay Executive (via direct deposit or by check) all accrued but unpaid base salary earned and vacation time accrued by unpaid through the Transition Date, subject to standard payroll deductions and withholdings. Executive is entitled to retain these payments regardless of whether Executive executes this Agreement.
(ii)Business Expenses. The Company shall reimburse Executive for all outstanding business expenses incurred prior to the Transition Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to these reimbursements regardless of whether Executive executes this Agreement.

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4.Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive delivering a copy of the General Release of Claims attached hereto as Exhibit A (the “Release”) that is signed by Executive on or within 5 business days after the Transition Date (but not before) and becomes effective and irrevocable within 8 calendar days thereafter, and Executive’s performance of Executive’s continuing obligations pursuant to this Agreement and the Confidentiality Information, to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:
(i)Cash Severance. The Company shall pay Executive a payment in the amount of $708,000, which is equal to twelve months of Executive’s base salary at the rate in effective immediately prior to the Transition Date, payable in a cash lump sum, less applicable withholdings, no later than the second regularly scheduled payroll date after date the Release becomes effective and irrevocable.
(ii)Pro Rated Bonus Payment. Executive shall be eligible to receive a payment in the amount of $472,000, which is equal to a pro-rated portion representing eight-twelfths of Executive’s target bonus assuming achievement of performance goals at one hundred percent (100%) at the rate in effective immediately prior to the Transition Date, for eight (8) months of service in this calendar year, and payable in a cash lump sum, less applicable withholdings, no later than the second regular payroll date following the date the Release becomes effective and irrevocable.
(iii)COBRA. During the period commencing on the Transition Date and ending on the twelve-month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Transition Date; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof).
(iv)Equity Awards. Notwithstanding Section 2(b), the Parties acknowledge and agree that the 2025 equity awards granted to Executive shall accelerate or continue to vest, as applicable, in accordance with the terms of a Qualifying Retirement as set forth in the applicable award agreement.
(v)Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to Executive by this Agreement beyond those withheld by the Company, Executive agrees to pay them and to indemnify and hold the

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Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by Executive to make required payments.
(vi)Sole Separation Benefit. Executive acknowledges and agrees that the payment referenced in this Section 4 constitutes adequate and valuable consideration, in and of itself, for the promises contained in this Agreement.
5.Full Payment. Executive acknowledges that the payments herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive’s employment with the Company and separation therefrom. Executive further acknowledges that, other than the Confidentiality Agreement, the award agreements evidencing Executive’s Equity Awards, the Release and the Policy (as defined below), this Agreement shall supersede each other agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, any offer letter, employment agreement, severance and/or change in control agreement (including the CIC Agreement), and each such agreement (other than the Confidentiality Agreement, the award agreements evidencing Executive’s Equity Awards, the Release and the Policy) shall be deemed terminated and of no further effect as of the Effective Date.
6.Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.
7.Transfer of Company Property. On or promptly following the Transition Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time of the Transition Date, other than Executive’s Company-issued laptop. On the Consulting Period End Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control during the Consulting Period, including his Company-issued laptop.
8.Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
9.Policy for Recovery of Erroneously Awarded Compensation. Executive agrees that Executive is and shall continue to be bound by and subject to the terms of the Company’s Compensation Recovery Policy (the “Policy”) as in effect as of the Effective Date and compensation received by Executive may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Policy, notwithstanding any other agreement to the contrary.

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10.No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Released Party (as defined in the Release) because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Released Parties against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.
11.Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.
12.Miscellaneous. This Agreement, collectively with the Confidentiality Agreement, any indemnification agreement between Executive and the Company, Executive’s equity award agreements (as modified by this Agreement) and the Policy, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including, without limitation, Executive’s offer letter with the Company and the CIC Agreement. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
13.Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

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14.Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidentiality Agreement. For the avoidance of doubt, nothing in this Agreement or the Confidentiality Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of Group, the Company or any of their affiliates that is protected by the attorney-client privilege, except as otherwise required by law. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (i) Executive will not be in breach of the Confidentiality Agreement or this Agreement, and will not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
15.Executive’s Cooperation.  After the Consulting Period End Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that (i) any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment and (ii) this provision shall not apply to any such investigation or proceeding that arises out of or relates to a dispute between Executive and the Company and/or any of its affiliates or if Executive’s reasonable interests are adverse to the Company or its affiliates in any such investigation or proceeding. The Company agrees to promptly pay or reimburse Executive upon demand for all of Executive’s reasonable travel and other direct expenses reasonably incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 15.

[Signature page follows]

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    IN WITNESS WHEREOF, the undersigned have caused this Transition and Retirement Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: 7/23/2025                /s/ Reza Zadno
                        Reza Zadno, PhD

                        PROCEPT BIOROBOTICS CORPORATION
DATED: 7/23/2025

                        By: /s/ Thomas M. Prescott
    Name: Thomas M. Prescott
    Title: Chairperson of the Board of Directors

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